EXHIBIT 2.1

AGREEMENT AND PLAN OF SHARE EXCHANGE
BY AND BETWEEN
PINECREST SERVICES, INC.
and
NEW ERA STUDIOS, INC.
Dated as of June 23, 2006

i

TABLE OF CONTENTS

Page
Section 10.10 Interpretation	32

Section 10.11 Incorporation of Exhibits and Schedules	32
EXHIBITS
Exhibit A – Articles of Exchange
Exhibit B – Form of Investment Letter
SCHEDULES
Schedule 4.2 – New Era Capitalization
Schedule 4.3 – New Era Subsidiaries
Schedule 4.8 – New Era Litigation
Schedule 4.9 – New Era Material Contracts
Schedule 4.13 – New Era Tax Liabilities and Claims
Schedule 5.12 – Pinecrest Tax Extensions, Liabilities and Claims

AGREEMENT AND PLAN OF SHARE EXCHANGE
     THIS AGREEMENT AND PLAN OF SHARE EXCHANGE (this “Agreement”), dated as of June 23, 2006, is made by and between Pinecrest Services, Inc., a Nevada corporation (“Pinecrest”), and New Era Studios, Inc., a Nevada corporation and successor in interest by merger to Silvergraph LGT, LLC, a Delaware limited liability company (“New Era”).
RECITALS
     WHEREAS, the respective Boards of Directors of each of Pinecrest and New Era have determined that the exchange of shares of New Era common stock (“New Era Common Stock”) by the New Era shareholders for shares of Pinecrest common stock (“Pinecrest Common Stock”) pursuant to the terms and subject to the conditions set forth in this Agreement (the “Share Exchange”) is consistent with and in furtherance of their respective business strategies and goals and believe that the Share Exchange is in the best interest of their respective shareholders and therefore have approved the Share Exchange;
     WHEREAS, Pinecrest and New Era desire to make certain representations and warranties and other agreements in connection with the Share Exchange;
     WHEREAS, the parties intend, by executing this Agreement, that the Share Exchange qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder;
     WHEREAS, the parties intend that the Share Exchange be treated as a capital transaction similar to a reverse acquisition for accounting purposes; and
     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto (the “Parties;” each, a “Party”), intending to be legally bound, hereby agree as follows:
ARTICLE I
THE SHARE EXCHANGE
     Section 1.1 The Share Exchange. At the Effective Time (as hereinafter defined) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the law of the State of Nevada, all of the outstanding shares of New Era Common Stock shall be transferred to Pinecrest in exchange for 32,400,000 shares of Pinecrest Common Stock to be issued to the holders of such shares of New Era Common Stock in accordance with the Exchange Ratio (as defined in Section 3.1 below). The Share Exchange shall have the effects specified in the Nevada Revised Statutes Chapter 92A (the “Act”).
     Section 1.2 Effective Time of The Share Exchange. The Share Exchange shall become effective when properly executed articles of exchange (“Articles of Exchange”) in substantially the form attached hereto as Exhibit A, are duly filed with the Secretary of State of the State of Nevada, which filing shall be made as soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all of the conditions to each Party’s obligation to consummate the Share Exchange contained in Article VIII. When used in this Agreement, the term “Effective Time” shall mean the date and time at which such Articles of Exchange are so filed; provided, however, in no event shall the Effective Date be later than July 31, 2006.
     Section 1.3 Effect of the Share Exchange. At the Effective Time, the effect of the Share Exchange shall be as provided under the Act.
ARTICLE II
[RESERVED]
ARTICLE III
CONVERSION OF SHARES
     Section 3.1 Exchange Ratio. At the Effective Time, by virtue of the Share Exchange and without any action on the part of the holder thereof:
          (a) Each share of the New Era Common Stock, par value $.001 per share (the “New Era Shares”), issued and outstanding immediately prior to the Effective Time (other than any New Era Common Stock to be canceled pursuant to Section 3.1(c) and any Dissenting Shares (as defined and to the extent provided in Section 3.2)) shall be exchanged for the right to receive 144,642.86 (the “Exchange Ratio”) shares of Pinecrest Common Stock, par value $.001 per share (upon such conversion, the “Pinecrest Shares”), issuable upon the deposit of such New Era Shares with the Exchange Agent (as hereinafter defined) and pursuant to Section 3.3 below;
          (b) Each of the stock options and warrants to acquire any New Era Common Stock pursuant to various option agreements and warrants (the “New Era Stock Options/Warrants”) outstanding and unexercised at the Effective Time (other than any Dissenting Shares, as defined and to the extent provided in Section 3.2) shall be converted automatically into an option to purchase Pinecrest Shares pursuant to Section 7.5 of this Agreement;
          (c) Each New Era Share, if any, held by Pinecrest and New Era immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof;
          (d) At the Effective Time, all options to purchase New Era Common Stock then outstanding shall be assumed by Pinecrest in accordance with Section 7.5; and
     Section 3.2 Dissenting Shares
          (a) Notwithstanding any provision of this Agreement to the contrary, any New Era Shares held by a holder who has demanded and perfected appraisal rights for such shares in accordance with the Act and who, as of the Effective Time, has not effectively withdrawn or waived such appraisal rights (“Dissenting Shares”), shall not be converted into or represent a right to receive Pinecrest Common Stock pursuant to Section 3.1, but the holder thereof shall only be entitled to such rights as are granted by the Act.
          (b) Notwithstanding the provisions of subsection (a), if any holder of New Era Shares who demands appraisal with respect to such shares under the Act shall effectively withdraw or affirmatively waive the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive Pinecrest Common Stock, without interest thereon, upon surrender of the certificate representing such New Era Shares.
          (c) New Era shall give Pinecrest (i) prompt notice of any written demands for appraisal with respect to any New Era Shares, withdrawals or waivers of such demands, and any other instruments served pursuant to the Act and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under the Act. New Era shall not, except with the prior written consent of Pinecrest, voluntarily make any payment before the Effective Time with respect to any demands with respect to appraisal of New Era Shares or offer to settle or settle any such demands.
     Section 3.3 Share Exchange Procedure
          (a) As of the Effective Time, Pinecrest shall deposit, or shall cause to be deposited, with an exchange agent selected by New Era and reasonably satisfactory to Pinecrest (the “Exchange Agent”), for the benefit of the holders of New Era Shares, for exchange in accordance with this Article III, (i) certificates representing the number of Pinecrest Shares issuable in the Share Exchange, to be issued in respect of all New Era Shares outstanding immediately prior to the Effective Time and which are to be exchanged pursuant to the Share Exchange (exclusive of New Era Shares to be canceled pursuant to Section 3.1(b)).
          (b) Promptly after the Effective Time, Pinecrest shall cause the Exchange Agent to mail (or deliver at its principal office) to each holder of record of a certificate or certificates representing New Era Shares (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the New Era Shares shall pass, only upon execution and delivery to the Exchange Agent of the certificates for New Era Shares to the Exchange Agent and shall be in such form and have such other provisions, including appropriate provisions with respect to backup withholding, as Pinecrest may reasonably specify, and (ii) instructions for use in effecting the surrender of the New Era Shares. Upon surrender of a certificate for New Era Shares to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder thereof shall be entitled to receive pursuant to the provisions of this Article III, that number of Pinecrest Shares as determined in accordance with the Exchange Ratio defined in Section 3.1(b), and the New Era Shares so surrendered shall be assigned to Pinecrest. In the event of any transfer of ownership of New Era Shares which has not been registered in the transfer records of New Era, certificates representing the proper number of New Era Shares, if any, will be issued to the transferee of the certificate representing the transferred New Era Shares presented to the Exchange Agent, accompanied by all documents required to evidence and effect the prior transfer thereof and to evidence that any applicable stock transfer taxes associated with such transfer were paid.
     Section 3.4 Dividends; Transfer Taxes. No dividends that are declared on Pinecrest Shares will be paid to persons entitled to receive certificates representing Pinecrest Shares until such persons surrender their certificates representing New Era Shares. Upon such surrender, there shall be paid to the person in whose name the certificates representing such Pinecrest Shares shall be issued, any dividends which shall have become payable with respect to such Pinecrest Shares between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. If any certificates for any Pinecrest Shares are to be issued in a name other than that in which the certificate representing New Era Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Pinecrest Shares in a name other than that of the registered holder of the certificate surrendered or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, (i) neither the Exchange Agent nor any Party hereto shall be liable to a holder of New Era Shares for any Pinecrest Shares or dividends thereon or, in accordance with Section 3.5 hereof, proceeds of the sale of fractional interests, delivered to a public official pursuant to Applicable Law and (ii) any Pinecrest Shares held by the Exchange Agent prior to surrender of certificates representing New Era Shares shall not be deemed issued.
     Section 3.5 No Fractional Securities. No certificates or scrip representing fractional Pinecrest Shares shall be issued upon the surrender for exchange of certificates representing New Era shares pursuant to this Article III, and no distribution or other change in the capital structure of New Era shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. Each holder of New Era Shares who would otherwise have been entitled to a fraction of a Pinecrest Share upon surrender of stock certificates for exchange pursuant to this Article III will be entitled to receive one (1) whole Pinecrest Share in lieu of any such fractional Pinecrest Share.
     Section 3.6 [INTENTIONALLY OMITTED].
     Section 3.7 Closing of New Era Transfer Records. At the Effective Time, the stock transfer books of New Era shall be closed and no transfer of New Era Shares shall thereafter be made. If, after the Effective Time, New Era Shares are presented to the Pinecrest, they shall be canceled and exchanged for certificates representing Pinecrest Shares.
     Section 3.8 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Stites & Harbison, PLLC, 400 West Market Street, Suite 1800, Louisville, Kentucky 40202-3352, at 10:00 a.m., local time, on the latest of (a) the date of the written consent referred to in Section 7.3(a) hereof or (b) the day on which all of the conditions set forth in Article VIII hereof are satisfied or waived, or at such other date, time and place as the Parties shall agree; provided, however, that the Closing shall occur no later than July 31, 2006.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF NEW ERA
     New Era hereby represents and warrants to Pinecrest as follows:
     Section 4.1 Organization. New Era is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. New Era is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of New Era (a “New Era Material Adverse Effect”). New Era has delivered to Pinecrest prior to the execution of this Agreement complete and correct copies of its Articles of Incorporation and Bylaws, as amended to date. In all material respects, the minute books of New Era contain accurate records of all meetings and accurately reflect actions taken by the Board of Directors of New Era.
     Section 4.2 Capitalization. The authorized capital stock of New Era consists of 1000 shares of New Era Common Stock. As of June 23, 2006, (i) 224 shares of New Era Common Stock were issued and outstanding and (ii) New Era Stock Options/Warrants to acquire 3.375 shares of New Era Common Stock pursuant to various option agreements and warrants were outstanding, a description of the terms and exercise prices of which are more specifically described on Schedule 4.2, attached hereto and incorporated herein by reference. All of the issued and outstanding shares of New Era Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in this Agreement and the option agreements and warrants set forth on Schedule 4.2, as of the date of this Agreement there are no shares of capital stock of New Era issued or outstanding or any options, warrants, subscriptions, rights, convertible securities or other agreements or commitments obligating New Era to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock or securities. Except as set forth in this Agreement and the option agreements set forth on Schedule 4.2, after the Effective Time, New Era will have no obligation to issue, transfer or sell any shares of its capital stock. Except as set forth in this Agreement and the option agreements set forth on Schedule 4.2, there are not now, and at the Effective Time there will not be, any outstanding options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating New Era to issue, transfer or sell any securities of New Era. Other than agreements contemplated by this Agreement and the option agreements set forth on Schedule 4.2, there are not now, and at the Effective Time there will not be, any voting trusts, standstill, stockholder or other agreements or understandings to which New Era is a party or is bound with respect to the voting of, requiring the registration of, or granting any preemptive rights or anti-dilution rights with respect to, the capital stock of New Era.
     Section 4.3 Subsidiaries. Except as set forth on Schedule 4.3, attached hereto and incorporated herein by reference, New Era does not have any direct or indirect ownership or economic interest in any corporations, partnerships, joint ventures and other business associations and entities, foreign and domestic.

     Section 4.4 Authority Relative To This Agreement. New Era has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by New Era of the transactions contemplated hereby have been duly authorized by the Board of Directors of New Era and, except for the approval of New Era’s shareholders to be sought pursuant to Section 7.3(a) hereof, no other corporate action or proceedings on the part of New Era are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by New Era and constitutes a valid and binding agreement of New Era, enforceable against New Era in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.
     Section 4.5 Consents and Approvals; No Violations. Except for applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state laws relating to takeovers, if applicable, state securities or blue sky laws, and the filing of the appropriate Articles of Exchange in such form as required by, and executed in accordance with the relevant provisions of the Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority (hereinafter defined) is necessary for the consummation by New Era of the transactions contemplated by this Agreement, except for such filings, permits, authorizations, consents or approvals the failure of which to be made or obtained would not individually or in the aggregate have a New Era Material Adverse Effect. Neither the execution and delivery of this Agreement by New Era nor the consummation by New Era of the transactions contemplated hereby, nor compliance by New Era with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the Articles of Incorporation or Bylaws of New Era, (b) result in a violation or breach of, or constitute (with or without the notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which New Era is a party or by which its properties or assets may be bound, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to New Era or any of its properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which would not individually or in the aggregate have a New Era Material Adverse Effect.
     Section 4.6 New Era Financial Statements. Prior to the execution of this Agreement, New Era has delivered to Pinecrest true and complete copies of the audited balance sheets of New Era at December 31, 2005 and 2004, and the related audited statements of operations, stockholder’s equity and cash flows for the years then ended, and the related financial statements for the predecessor of New Era (the “New Era Financial Statements”). Each of such New Era Financial Statements fairly presents the financial position and the results of operations and changes in financial position of New Era and its predecessor as of the respective dates or for the respective periods set forth therein, all in conformity with Generally Accepted Accounting Principles (“GAAP”) consistently applied during the periods involved, except as otherwise noted therein.

     Section 4.7 Absence of Certain Changes or Events. Except as set forth in the New Era Financial Statements, since March 31, 2006, New Era has not: (i) taken any of the actions set forth in Sections 6.1(b), (c) or (e) hereof; (ii) suffered any material adverse change in the business, financial condition, results of operations, properties, assets or liabilities of New Era; or (iii) subsequent to such date, except as permitted by Section 6.1 hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices.
     Section 4.8 Litigation. Except as set forth on Schedule 4.8, attached hereto and incorporated herein by reference, there is no suit, action or proceeding pending or, to the best of New Era’s knowledge, threatened against or affecting New Era, the outcome of which would individually or in the aggregate have a New Era Material Adverse Effect; nor is there any judgment, decree, injunction, citation, settlement agreement, rule or order of any federal, regional, state or local political subdivision, any governmental or administrative body, instrumentality, department or agency or any court, administrative hearing body, commission or similar dispute resolving panel or body, or any other body exercising the executive, legislative, judicial, regulatory or administrative functions of a government (collectively, a “Governmental Authority”) outstanding against New Era having, or which, insofar as can reasonably be foreseen, in the future may have, any such effect.
     Section 4.9 Contracts and Commitments. Except as set forth on Schedule 4.9, attached hereto and incorporated herein by reference, New Era is not a party to and is not bound by any of the following:
     (i) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the business of New Era (including, for purposes of this Section 4.9, Pinecrest, assuming the Share Exchange has taken place) is or would be conducted; or
     (ii) any contract or other agreement which would prohibit or materially delay the consummation of the Share Exchange or any of the other transactions contemplated hereby (all such contracts of the type described in clauses (i) and (ii) of this Section 4.9 being referred to herein as “New Era Material Contracts”).
Each New Era Material Contract is valid and binding on New Era and is in full force and effect, and New Era has in all material respects performed the obligations to be performed by it to date under each New Era Material Contract, except where such non-performance, individually or in the aggregate, would not have a New Era Material Adverse Effect. New Era has not received notice of any material violation or material default under any New Era Material Contract.
     Section 4.10 Investment Letters. Prior to the execution of this Agreement, New Era has delivered to Pinecrest appropriately executed Investment Letters substantially in the form of Exhibit B, attached hereto and incorporated herein by reference, from each holder of its issued and outstanding capital stock.
     Section 4.11 Absence of Undisclosed Liabilities. Except for liabilities or obligations which (i) are accrued or reserved against in the New Era Financial Statements (or reflected in the notes thereto) or (ii) were incurred after March 31, 2006, New Era does not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a corporate balance sheet or the notes thereto.
     Section 4.12 No Default. New Era is not in default or violation of (a) its Articles of Incorporation or Bylaws, (b) any note, bond, mortgage, indenture, license, agreement, contract, lease, commitment or other obligation to which New Era is a party or by which it or any of its properties or assets may be bound, or (c) any order, writ, injunction, decree, statute, rule or regulation applicable to New Era, except in the case of clauses (b) and (c) above for defaults or violations which would not individually or in the aggregate have a New Era Material Adverse Effect.
     Section 4.13 Tax Returns; Taxes.
          (a) For purposes of this Agreement, “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duty, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not; “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereto.
          (b) Except for Tax Returns subject to an extension for filing as may be permitted by law, New Era has filed all Tax Returns that it was required to file and all such Tax Returns were correct and complete in all respects. All Taxes owed by New Era (whether or not shown on any Tax Return) which are due and payable have been paid. Except as set forth on Schedule 4.13, attached hereto and incorporated herein by reference, no taxing authority in a jurisdiction where New Era does not file Tax Returns has claimed in writing that New Era is or may be subject to taxation by that jurisdiction.
          (c) New Era has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
          (d) Except as set forth on Schedule 4.13, there is no dispute or claim concerning any Tax liability of New Era either (i) claimed or raised by any taxing authority in writing or (ii) as to which any shareholder or employee of New Era responsible for Tax matters of New Era has knowledge based upon personal contact with any agent of such authority.
          (e) New Era has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to assessment of Taxes.
          (f) The unpaid Taxes of New Era did not, as of March 31, 2006, exceed the reserve for Taxes (excluding any reserve for deferred taxes attributable to differences between the timing of income or deductions for tax and financial accounting purposes) set forth on the balance sheet of New Era as of March 31, 2006 (excluding any notes thereto).

          (g) New Era has neither taken any action or received notice of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Share Exchange from meeting the requirements of Section 368(a) of the Code.
     Section 4.14 Title to Properties; Encumbrances. Except as otherwise provided in this Section 4.14, New Era has good, valid and marketable title to, or a valid leasehold interest in, its properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the balance sheet of New Era as of December 31, 2005 (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since December 31, 2005). None of such properties or assets are subject to any liability, obligation, claim, lien, mortgage, pledge, security interest, conditional sale agreement, charge or encumbrance of any kind (whether absolute, accrued, contingent or otherwise), except for (i) minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of New Era, (ii) liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and (iii) mortgages on real property in an aggregate amount not greater than $50,000.
     Section 4.15 Compliance With Applicable Laws. New Era is in compliance with applicable laws (whether statutory or otherwise), rules, regulations, orders, ordinances, judgments or decrees of all governmental authorities (federal, state, local, or otherwise) (collectively, “Applicable Law”), except where the failure to be in such compliance would not individually or in the aggregate have a New Era Material Adverse Effect.
     Section 4.16 Labor Matters.
          (a) New Era is not a party to, or bound by, any collective bargaining agreement with a labor union or labor organization;
          (b) There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of New Era, threatened against New Era relating to its business, except for such proceedings which would not individually or in the aggregate have a New Era Material Adverse Effect; and
          (c) To the knowledge of New Era, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of New Era.
     Section 4.17 Employee Benefit Plans; ERISA.
          (a) No liability under Title IV of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”) has been incurred by New Era that has not been satisfied in full when due, and no condition exists that presents a material risk to New Era of incurring a liability under such Title which would individually or in the aggregate have a New Era Material Adverse Effect or give rise to a lien under Title IV of ERISA.

          (b) No material bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement (including but not limited to employment agreements) or arrangement (each a “New Era Plan”) subject to the minimum funding requirements of section 412 of the Code or section 302 of ERISA or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of such New Era Plan ended prior to the date hereof; and all contributions required to be made with respect thereto (whether pursuant to the terms of any such New Era Plan or otherwise) on or prior to the date hereof have been made.
          (c) No New Era Plan is a “multi-employer pension plan,” as defined in section 3(37) of ERISA, nor is any New Era Plan a plan described in Section 4063(a) of ERISA.
          (d) Each New Era Plan intended to be “qualified” within the meaning of section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualification and, to the knowledge of New Era, no amendment has been made to any such New Era Plan since the date of such letter that is likely to result in the disqualification of such New Era Plan.
          (e) Each New Era Plans has been operated and administered in all material respects in accordance with Applicable Law, including, but not limited to, ERISA and the Code, except for any failure to so operate or administer such New Era Plan that would not individually or in the aggregate have a New Era Material Adverse Effect.
          (f) Except as expressly provided in this Agreement, any exhibit hereto, a New Era Plan or as otherwise agreed in writing by New Era, neither the execution and delivery of this Agreement nor the Share Exchange nor the consummation of any of the other transactions contemplated by this Agreement will:
     (i) entitle any current or former officer, director, employee or consultant of New Era to severance pay, unemployment compensation or any other payment, or
     (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such officer, director, employee or consultant.
          (g) With respect to each New Era Plan that is funded wholly or partially through an insurance policy, New Era does not have any current liability under any such insurance policy in the nature of a retroactive rate adjustment or loss sharing arrangement arising wholly or partially out of events occurring prior to the Closing other than any such liability that individually or in the aggregate would not have an New Era Material Adverse Effect.
          (h) There are no pending or, to the knowledge of New Era, threatened claims by or on behalf of any of the New Era Plans, by any employee or beneficiary covered under any such New Era Plan involving any such New Era Plan (other than routine claims for benefits), other than any such claims that would not individually or in the aggregate have an New Era Material Adverse Effect.
          (i) Neither New Era nor any of the New Era Plans, any trust created thereunder, or any trustee or administrator thereof, if any, has engaged in a transaction in connection with which New Era or, to the knowledge of New Era, any of the New Era Plans, any such trust, or any trustee or administrator thereof, or any Party dealing with the New Era Plans or any such trust is subject to either a civil liability under section 409 of ERISA or section 502(i) of ERISA, or a tax imposed pursuant to section 4975 or 4976 of the Code, other than any such liability or tax that would not individually or in the aggregate have a New Era Material Adverse Effect.
     Section 4.18 Vote Required. Authorization of the Share Exchange shall require the consent of the holders of the minimum number of shares of issued and outstanding New Era Common Stock that would be necessary to authorize the Written Consent referred to in Section 7.3(a). No other vote of the stockholders of New Era is required by law, the Articles of Incorporation or Bylaws of New Era or otherwise in order for New Era to consummate the Share Exchange and the transactions contemplated hereby.
     Section 4.19 Vote of Board. The Board of Directors of New Era (via written consent) has unanimously determined that the transactions contemplated hereby are fair to and in the best interests of New Era.
     Section 4.20 Accounting Matters. To its knowledge, New Era has not taken or agreed to take any action that would prevent the Share Exchange from being accounted for as a capital transaction similar to a reverse acquisition and New Era has no reason to believe that the Share Exchange will not qualify for accounting as a capital transaction similar to a reverse acquisition.
     Section 4.21 Commissions. No broker, finder or financial advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the Share Exchange or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of New Era.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PINECREST
     Pinecrest hereby represents and warrants to New Era as follows:
     Section 5.1 Organization. Pinecrest is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Pinecrest has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Pinecrest has delivered to New Era prior to the execution of this Agreement complete and correct copies of its Articles of Incorporation and Bylaws, as amended to date. In all material respects, the minute books of Pinecrest contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the Board of Directors and all committees of the Board of Directors of Pinecrest since June 23, 2006.

     Section 5.2 Capitalization. As of the Effective Time, the authorized capital stock of Pinecrest consists of 100,000,000 shares of Pinecrest Common Stock. As of the Effective Time, 18,600,000 shares of Pinecrest Common Stock shall be issued and outstanding. As of the Effective Time, Pinecrest shall have no treasury shares. All of the issued and outstanding shares of Pinecrest Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights. All of the shares of Pinecrest Common Stock to be issued in the Share Exchange will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in this Agreement, as of the date hereof, there are no other shares of capital stock of Pinecrest issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Pinecrest to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock or securities. Except as set forth in this Agreement, after the Effective Time, Pinecrest will have no obligation to issue, transfer or sell any shares of its capital stock. Except as set forth in this Agreement, there are not now, and at the Effective Time there will not be, any outstanding options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Pinecrest to issue, transfer or sell any of its securities. Other than agreements contemplated by this Agreement, there are not now, and at the Effective Time there will not be, any voting trusts, standstill, stockholder or other agreements or understandings to which Pinecrest is a Party or is bound with respect to the voting of, requiring the registration of, or granting any preemptive rights or anti-dilution rights with respect to its capital stock.
     Section 5.3 Authority Relative To This Agreement. Pinecrest has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Pinecrest have been duly authorized by the Board of Directors and shareholders of Pinecrest. Except for the written consent of the Board of Directors of Pinecrest (acting on behalf of Pinecrest) and the written consent of the shareholders of Pinecrest in lieu of a shareholders’ meeting which is contemplated by Section 7.3(b) hereof, no other corporate action or proceedings on the part of Pinecrest is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Pinecrest and constitutes a valid and binding agreement of Pinecrest, enforceable against Pinecrest in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.
     Section 5.4 Consents and Approvals; No Violations. Except for applicable requirements of the Securities Act, the Exchange Act, state laws relating to takeovers, if applicable, state securities or blue sky laws, and the filing of the Articles of Exchange in such form as required by, and executed in accordance with the relevant provisions of the Act, no filing with, and no permit, authorization, consent or approval of any Governmental Authority is necessary for the consummation by Pinecrest of the transactions contemplated by this Agreement, except for such filings, permits, authorizations, consents or approvals the failure of which to be made or obtained would not individually or in the aggregate have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Pinecrest (“Pinecrest Material Adverse Effect”). Neither the execution and delivery of this Agreement by Pinecrest nor the consummation by Pinecrest of the transactions contemplated hereby, nor compliance by Pinecrest with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the Articles of Incorporation of Pinecrest or the Bylaws of Pinecrest, (b) result in a violation or breach of, or constitute (with or without the notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Pinecrest is a party or by which any of them or any of their properties or assets may be bound, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Pinecrest or any of its properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which would not individually or in the aggregate have a Pinecrest Material Adverse Effect.
     Section 5.5 Pinecrest Financial Statements. Prior to the execution of this Agreement, Pinecrest has delivered to New Era or caused to be timely filed with the Securities and Exchange Commission (the “Commission”) true and complete copies of the audited balance sheets of Pinecrest at December 31, 2005 and December 31, 2004, and the related audited statements of assets, stockholders’ equity and cash flows for the respective twelve month periods ended December 31, 2005 and December 31, 2004. In addition, Pinecrest has delivered or caused to be timely filed with the Commission an unaudited balance sheet at March 31, 2006 and the related unaudited statements of assets, stockholders’ equity and cash flows for the period ended March 31, 2006 (the “Pinecrest Financial Statements”). Each of such Pinecrest Financial Statements fairly presents the financial position and the results of operations and changes in financial position of Pinecrest as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein.
     Section 5.6 Absence of Certain Changes or Events. Except as set forth in the Pinecrest Financial Statements, since March 31, 2006, Pinecrest has not: (a) taken any of the actions set forth in Section 6.2(b), 6.2(c) or 6.2(e) hereof; (b) suffered any material adverse change in the business, financial condition, results of operations, properties, assets or liabilities of Pinecrest; or (c) subsequent to such date, except as permitted by Section 6.2 hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices.
     Section 5.7 Litigation. There is no suit, action or proceeding pending or, to the best of Pinecrest’s knowledge, threatened against or affecting Pinecrest, the outcome of which would individually or in the aggregate have a Pinecrest Material Adverse Effect; nor is there any judgment, decree, injunction, citation, settlement agreement, rule or order of any Governmental Authority outstanding against Pinecrest having, or which, insofar as can reasonably be foreseen, in the future may have, any such effect.
     Section 5.8 Contracts and Commitments. Except as disclosed in the Pinecrest Financial Statements, Pinecrest is not a Party to and is not bound by any of the following:
     (i) any “material contract” (as such term is defined in Item 601(b) (10) of Regulation S-K of the Commission) ;
     (ii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the business of Pinecrest (including, for purposes of this Section 5.8, New Era, assuming the Share Exchange has taken place) is or would be conducted; or
     (iii) any contract or other agreement which would prohibit or materially delay the consummation of the Share Exchange or any of the other transactions contemplated hereby (all such contracts of the type described in clauses (i), (ii) and (iii) of this Section 5.8 being referred to herein as “Pinecrest Material Contracts”).
Each Pinecrest Material Contract is valid and binding on Pinecrest and is in full force and effect, and Pinecrest has in all material respects performed all obligations to be performed by it to date under each Pinecrest Material Contract, except where such non-performance, individually or in the aggregate, would not have an Pinecrest Material Adverse Effect. Pinecrest does not know of, nor has it received notice of, any violation or default under (nor, to the knowledge of Pinecrest, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Pinecrest Material Contract.
     Section 5.9 Absence of Undisclosed Liabilities. Except for liabilities or obligations which (i) are accrued or reserved against in the Pinecrest Financial Statements (or reflected in the notes thereto) or (ii) were incurred after March 31, 2006, in the ordinary course of business and consistent in type and amount with past practices, Pinecrest does not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a corporate balance sheet or the notes thereto.
     Section 5.10 Accuracy of Commission Filings. None of Pinecrest’s filings made with the Commission prior to May 17, 2006, or the information contained therein, contain any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Commission filings comply as to form in all material respects with the provisions of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder for offerings that constitute exempt transactions.
     Section 5.11 No Default. Pinecrest is not in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (a) the Articles of Incorporation or Bylaws of Pinecrest, (b) any note, bond, mortgage, indenture, license, agreement, contract, lease, commitment or other obligation to which Pinecrest is a party or by which they or any of their properties or assets may be bound, or (c) any order, writ, injunction, decree, statute, rule or regulation applicable to Pinecrest, except in the case of clauses (b) and (c) above for defaults or violations which would not individually or in the aggregate have a Pinecrest Material Adverse Effect.
     Section 5.12 Tax Returns; Taxes.
          (a) Pinecrest has filed all Tax Returns that it was required to file and all such Tax Returns were correct and complete in all respects. All Taxes owed by Pinecrest (whether or not shown on any Tax Return) which are due and payable have been paid. Except as set forth on Schedule 5.12, attached hereto and incorporate herein by reference, Pinecrest is not currently the beneficiary of any extension of time within which to file any Tax Return. Except as set forth on Schedule 5.12, no taxing authority in a jurisdiction where Pinecrest does not file Tax Returns has claimed in writing that Pinecrest is or may be subject to taxation by that jurisdiction.
          (b) Pinecrest has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
          (c) Except as set forth on Schedule 5.12, there is no dispute or claim concerning any Tax liability of Pinecrest either (i) claimed or raised by any taxing authority in writing or (ii) as to which any shareholder or employee of Pinecrest responsible for Tax matters of Pinecrest has knowledge based upon personal contact with any agent of such authority.
          (d) Pinecrest has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to assessment of Taxes.
          (e) All accounting periods and methods used by Pinecrest for Tax purposes are permissible periods and methods, and Pinecrest is not required to make any adjustments to its income under Section 481 of the Code in taxable years for which Tax Returns have not yet been filed. Pinecrest has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. Pinecrest is not a party to any Tax allocation or sharing agreement. Pinecrest (i) has never been a member of an affiliated group filing a consolidated federal income Tax return and (ii) has no liability for the Taxes of any person other than Pinecrest under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract, or otherwise.
          (f) The unpaid Taxes of Pinecrest did not, as of March 31, 2006, exceed the reserve for Taxes (excluding any reserve for deferred taxes attributable to differences between the timing of income or deductions for tax and financial accounting purposes) set forth on the balance sheet as of March 31, 2006 (excluding any notes thereto).
          (g) Pinecrest has neither taken any action or received notice of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Share Exchange from meeting the requirements of Section 368(a) of the Code.
     Section 5.13 Title to Properties; Encumbrances. Except as otherwise provided in this Section 5.13, Pinecrest has good, valid and marketable title to, or a valid leasehold interest in, all of its properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the balance sheet of Pinecrest as of March 31, 2006 (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since March 31, 2006). None of such properties or assets are subject to any liability, obligation, claim, lien, mortgage, pledge, security interest, conditional sale agreement, charge or encumbrance of any kind (whether absolute, accrued, contingent or otherwise), except for (i) minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of Pinecrest, (ii) liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and (iii) mortgages on real property in an aggregate amount not greater than $50,000.
     Section 5.14 Compliance With Applicable Laws. Pinecrest is in compliance with Applicable Law, except where the failure to be in such compliance would not individually or in the aggregate have a Pinecrest Material Adverse Effect.
     Section 5.15 Vote Required. Authorization of the Share Exchange shall require the affirmative vote of the holders of a majority of Pinecrest Common Stock voted in the Written Consent referred to in Section 7.3(b). No other vote of the stockholders’ of Pinecrest is required by law, the Articles of Incorporation or By-Laws of Pinecrest or otherwise in order for Pinecrest to consummate the Share Exchange and the transactions contemplated hereby.
     Section 5.16 Vote of Board. The Board of Directors of Pinecrest (via unanimous written consents) has unanimously determined that the transactions contemplated hereby are fair to and in the best interests of Pinecrest.
     Section 5.17 Accounting Matters. To its knowledge, Pinecrest has not taken or agreed to take any action that would prevent the Share Exchange from being accounted for as a capital transaction similar to a reverse acquisition and Pinecrest has no reason to believe that the Share Exchange will not qualify for accounting as a capital transaction similar to a reverse acquisition.
     Section 5.18 Commissions. No broker, finder or financial advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the Share Exchange or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Pinecrest.
ARTICLE VI
CONDUCT OF BUSINESS PENDING THE SHARE EXCHANGE
     Section 6.1 Conduct of Business by New Era Pending the Share Exchange. From the date of this Agreement to the Effective Time, unless Pinecrest shall otherwise agree in writing, or as otherwise contemplated by this Agreement, or any Exhibit or Schedule hereto:
          (a) the business of New Era shall be conducted consistent with past practices;
          (b) New Era shall not (i) amend its Articles of Incorporation or Bylaws or (ii) split, combine or reclassify any shares of its outstanding capital stock or declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or redeem or otherwise acquire any shares of its capital stock;
          (c) New Era shall not (i) authorize for issuance, issue or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock (whether through the issuance or granting of options, warrants, subscriptions, rights to purchase or otherwise); (ii)

acquire, dispose of, transfer, lease, license, further mortgage, pledge or encumber any fixed or other assets in excess of $50,000 other than in the ordinary course of business and consistent with past practices; (iii) incur, assume or prepay any indebtedness or any other material liabilities other than in the ordinary course of business and consistent with past practices or in connection with the receipt of commitments for lending relating to Share Exchanges and acquisitions or similar transactions; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any person other than in the ordinary course of business and consistent with past practices; (v) make any loans, advances or capital contributions to, or investments in, any other person other than in the ordinary course of business and consistent with past practices; (vi) authorize capital expenditures substantially in excess of the amount currently budgeted therefor; (vii) permit any insurance policy naming New Era as a beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business; or (viii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;
          (d) New Era shall use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its present officers and key employees, and to preserve the goodwill of those having business relationships with it;
          (e) New Era shall not (i) make any change in the compensation payable or to become payable to any of its officers, Directors or employees; (ii) except for employment agreements, enter into or amend any severance, termination or other similar agreement; (iii) adopt any new New Era Plan or amend in any material respect any existing New Era Plan; or (iv) make any loans to any of its officers, directors or employees or make any changes in its existing borrowing or lending arrangement for or on behalf of any of such persons other than (A) in the ordinary course of business and consistent with past practices and (B) as may be required under Applicable Law or the terms of any existing New Era Plan; and
          (f) New Era shall not (i) knowingly take or allow to be taken any action which would jeopardize the treatment of the Share Exchange as a capital transaction similar to a reverse acquisition for accounting purposes; or (ii) knowingly take any action that would be reasonably likely to prevent the Share Exchange from meeting the requirements of Section 368(a) of the Code.
     Section 6.2 Conduct of Business by Pinecrest Pending the Share Exchange. From the date of this Agreement to the Effective Time, unless New Era shall otherwise agree in writing, or as otherwise contemplated by this Agreement, or any Exhibit or Schedule hereto:
          (a) the business of Pinecrest shall be conducted only in the ordinary and usual course of business and consistent with past practices, and there shall be no material changes in the conduct of the operations of Pinecrest;
          (b) Pinecrest shall not (i) amend its Articles of Incorporation or Bylaws or (ii) split, combine or reclassify any shares of its outstanding capital stock or declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or redeem or otherwise acquire any shares of its capital stock;

          (c) Pinecrest shall not (i) authorize for issuance, issue or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise); (ii) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other assets in excess of $50,000 in any one or a series of related transactions other than in the ordinary course of business and consistent with past practices; (iii) incur, assume or prepay any indebtedness or any other material liabilities other than in the ordinary course of business and consistent with past practices; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any person other than in the ordinary course of business and consistent with past practices; (v) make any loans, advances or capital contributions to, or investments in, any other person other than in the ordinary course of business and consistent with past practices; (vi) authorize capital expenditures substantially in excess of the amount currently budgeted therefor; (vii) permit any insurance policy naming Pinecrest as a beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business; or (viii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;
          (d) Pinecrest shall use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its present officers and key employees, and to preserve the goodwill of those having business relationships with it;
          (e) Pinecrest shall not make any change in the compensation payable or to become payable to any of its officers, Directors or employees, enter into or amend any employment, severance, termination or other similar agreement, or make any loans to any of its officers, Directors or employees or make any changes in its existing borrowing or lending arrangement for or on behalf of any of such persons, whether contingent on consummation of the Share Exchange or otherwise, other than (i) in the ordinary course of business and consistent with past practices and (ii) as may be required under Applicable Law; and
          (f) Pinecrest shall not (i) knowingly take or allow to be taken any action which would jeopardize the treatment of the Share Exchange as a capital transaction similar to a reverse acquisition for accounting purposes; or (ii) knowingly take any action that would be reasonably likely to prevent the Share Exchange from meeting the requirements of Section 368(a) of the Code.
ARTICLE VII
ADDITIONAL AGREEMENTS
     Section 7.1 Access and Information. Pinecrest and New Era shall each afford to the other and to the other’s financial advisors, legal counsel, accountants, consultants and other agents and representatives full access at all reasonable times throughout the period prior to the Effective Time to all of its books, records, properties and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information as such other Party may reasonably request, provided that no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective Parties to consummate the Share Exchange. Each Party and its affiliates, advisors, legal counsel, accountants, consultants and other agents and representatives shall hold in confidence all nonpublic information confidential information furnished to it by the other party concerning its and its subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. For purposes hereof, the term “confidential information” does not include any information which at the time of disclosure to the receiving party was or thereafter became publicly available or a matter of public knowledge, without a breach of this Agreement by the receiving party, or was disclosed by the receiving party pursuant to a requirement of law, or in response to a court order, subpoena or governmental authority. If this Agreement is terminated, each Party will deliver to the other Party, documents, work papers and other material (including copies) obtained by such Party or on its behalf from the other Party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.
     Section 7.2 Acquisition Proposals.
          (a) No Party shall, nor shall they authorize or permit any officer, director or employee of, or investment banker, attorney or other advisor or representative or agent of, such Party to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that nothing contained in this Section 7.2(a) shall prohibit any Party’s Board of Directors (and their respective authorized representatives) from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal if, and only to the extent that (A) such Party’s Board of Directors, after consultation with and based on the written opinion of outside legal counsel, determine in good faith that in order for such Party’s Board of Directors to comply with their fiduciary duties to stockholders under Applicable Law it should take such action, (B) prior to taking such action, such Party receives from such person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person or entity, and (C) the Acquisition Proposal contains an offer of consideration that is superior to the consideration represented by the Exchange Ratio. Notwithstanding anything in this Agreement to the contrary, each Party shall (i) promptly advise the other Party orally and in writing of (A) the receipt by it (or any of the other entities or other persons referred to above) after the date hereof of any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to any Acquisition Proposal, (B) the material terms and conditions of such Acquisition Proposal or inquiry and (C) the identity of the person making any such Acquisition Proposal or inquiry, (ii) keep the other Party reasonably informed of the status and details of any such Acquisition Proposal or inquiry, and (iii) negotiate with the other Party to make such adjustments in the terms and conditions of this Agreement as would enable such Party to proceed with the transactions contemplated herein; provided, however, that nothing in this Section 7.2(a) shall require that such Party negotiate exclusively with the other Party. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first sentence of this Section 7.2 by any officer, director or employee of any Party or its subsidiaries or any investment banker, attorney or other advisor, representative or agent of such Party or its subsidiaries, whether or not such person is purporting to act on behalf of such Party or otherwise, shall be deemed to be a breach of this Section 7.2 by such Party. For purposes of this Agreement, “Acquisition Proposal” means any bona fide proposal with respect to a Share Exchange, consolidation, share exchange or similar transaction involving Pinecrest or New Era (other than with respect to New Era for any such transaction that involves the acquisition or commitment to acquire by New Era or any subsidiary thereof the stock or assets of a company in a business similar to the business of New Era, which such transaction shall not constitute an Acquisition Proposal), or any purchase of all or any significant portion of the assets of Pinecrest or New Era other than the transactions contemplated hereby.
          (b) Except as set forth below, no Party’s Board of Directors shall (i) withdraw, or modify in a manner materially adverse to other Parties, the approval or recommendation by such Party’s respective Board of Directors of this Agreement or the Share Exchange, or (ii) approve, recommend or cause such Party to enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, if any Party receives an unsolicited Acquisition Proposal and such Party’s Board of Directors determine in good faith, following consultation with and based on the written opinion of outside legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to stockholders under Applicable Law, such Party’s Board of Directors may (w) withdraw or modify its approval or recommendation of this Agreement and the Share Exchange, (x) approve or recommend such Acquisition Proposal, (y) cause such Party to enter into an agreement with respect to such Acquisition Proposal or (z) terminate this Agreement pursuant to Section 9.3(c) or 9.4(c), as applicable; provided, however, that prior to taking such action, such Party shall, and shall cause its financial and legal advisors to, negotiate with the other Party to make such adjustments in the terms and conditions of this Agreement as would enable such Party to proceed with the transactions contemplated herein on such adjusted terms; provided, however, that nothing in this Section 7.2(b) shall require that such Party negotiate exclusively with the other Party. Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors of either Party permitted by this Section 7.2(b) shall not constitute a breach of this Agreement by such Party.
          (c) If the Board of Directors of any Party (such Party, the “Withdrawing Party”) takes any action described in clause (y) or (z) of Section 7.2(b) or a Party other than a Withdrawing Party (a “Non-Withdrawing Party”) exercises the right to terminate this Agreement under Section 9.3(d) or 9.4(d), as applicable, based on the Board of Directors of the Withdrawing Party having taken any action described in clause (w) or (x) of Section 7.2(b), the Withdrawing Party shall, simultaneously with the taking of such action or upon such termination pay to the Non-Withdrawing Party all fees and expenses incurred by such Non-Withdrawing Party in connection with the transactions contemplated by this Agreement, payable in same-day funds, as liquidated damages and not as a penalty. If the Withdrawing Party fails to pay to the Non-Withdrawing Party any amounts due under this Section 7.2(c), the Withdrawing Party shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other action, taken by the Non-Withdrawing Party to collect payment, together with interest on the amount of any unpaid fee.
     Section 7.3 Stockholder Approvals.

          (a) New Era, acting through its Board of Directors, shall, in accordance with Applicable Law and its Articles of Incorporation and Bylaws:
     (i) recommend approval and adoption of this Agreement by its stockholders and take all lawful action to solicit such approval; and
     (ii) secure from holders of New Era Shares, as soon as practicable following June 23, 2006, delivery to New Era’s principal place of business (or other method of delivery approved by the Act) of the consent or consents in writing, setting forth the approval of this Agreement and the Share Exchange, signed by the holders of the minimum number of shares of issued and outstanding New Era Common Stock that would be necessary to authorize this Agreement and the Share Exchange.
          (b) Pinecrest, acting through its Board of Directors, shall, in accordance with Applicable Law and its Articles of Incorporation and Bylaws:
     (i) recommend approval and adoption of this Agreement by its stockholders and take all lawful action to solicit such approval; and
     (ii) cause, as soon as practicable following June 23, 2006, the delivery to Pinecrest’s principal place of business (or other method of delivery approved by the Act) of the consent in writing, setting forth the approval of this Agreement and the Share Exchange, signed by holders of outstanding Pinecrest Shares having not less than the minimum number of votes that would be necessary to authorize this Agreement and the Share Exchange at a meeting at which all Pinecrest Shares entitled to vote thereon were present and voted.
          (c) Each of New Era’s and Pinecrest’s obligations under this Section 7.3 shall at all times remain subject to their fiduciary duties imposed under Applicable Law, in the event that, if required by such fiduciary duties as advised in writing by outside counsel, the Board of Directors of either Party shall have withdrawn or modified its recommendation that its respective stockholders approve and adopt this Agreement.
     Section 7.4 [INTENTIONALLY OMITTED].
     Section 7.5 New Era Stock Options/Warrants. Except as provided in this Agreement, from the date hereof New Era will not accelerate the vesting or exercisability of or otherwise modify the terms and conditions applicable to the New Era Stock Options/Warrants. Except as provided in this Agreement, from the date hereof Pinecrest will not accelerate the vesting or exercisability of or otherwise modify the terms and conditions applicable to any options or warrants to purchase its Common Stock. At the Effective Time, each of the New Era Stock Options/Warrants which is outstanding and unexercised at the Effective Time shall be converted automatically into an option, in the case of an outstanding and unexercised option to purchase New Era Common Stock, or a warrant, in the case of an outstanding and unexercised warrant to purchase New Era Common Stock, to purchase Pinecrest Shares in an amount and at an exercise price determined as provided below:

     (1) The number of Pinecrest Shares to be subject to the new option or warrant shall be equal to the product of the number of shares subject to the original option or warrant and the Exchange Ratio, provided that any fractional Pinecrest Shares resulting from such multiplication shall be rounded up to the nearest whole share; and
     (2) The exercise price per Pinecrest Share under the new option or warrant shall be equal to the aggregate exercise price of the original option or warrant divided by the total number of full Pinecrest Shares subject to the new option or warrant (as determined under (1) immediately above), provided that such exercise price shall be rounded up to the nearest cent.
     Section 7.6 Public Announcements. New Era, on the one hand, and Pinecrest on the other hand, agree that they will not issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other Party, except as may be required by Applicable Law.
     Section 7.7 [INTENTIONALLY OMITTED].
     Section 7.8 Expenses. Whether or not the Share Exchange is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by New Era.
     Section 7.9 Indemnification.
          7.9.1 Indemnification by New Era. Subject to the terms herein, New Era shall indemnify, defend and hold Pinecrest and its successors and assigns (the “New Era’s Indemnitees”) harmless from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost or expense of any kind or character, including reasonable attorneys’ fees arising out of or in any manner incident, relating or attributable to:
          (a) Any inaccuracy in any representation or breach of any warranty of Pinecrest contained in this Agreement;
          (b) Any failure by New Era to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it under this Agreement; or
          (c) Reliance by Pinecrest on any books or records of New Era or written information furnished to Pinecrest pursuant to this Agreement by or on behalf of New Era in the event that such books and records or written information are false or materially inaccurate.
          7.9.2 Indemnification by Pinecrest. Subject to the terms herein, Pinecrest shall indemnify, defend and hold New Era and its stockholders and their respective heirs, personal representatives, successors and assigns (the “Pinecrest’s Indemnitees”) harmless from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost or expense of any kind or character, including reasonable attorneys’ fees arising out of or in any manner incident, relating or attributable to:
          (a) Any inaccuracy in any representation or breach of any warranty of New Era contained in this Agreement;
          (b) Any failure by Pinecrest to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it under this Agreement; or
          (c) Reliance by New Era on any books or records of Pinecrest or written information furnished to New Era pursuant to this Agreement by or on behalf of Pinecrest in the event that such books and records or written information are false or materially inaccurate.
     Section 7.10 Additional Agreements. Subject to terms and conditions herein provided, each of the Parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, each Party shall cause their respective proper officers or Directors to take all such necessary action.
ARTICLE VIII
CONDITIONS TO CONSUMMATION OF THE SHARE EXCHANGE
     Section 8.1 Conditions To Each Party’s Obligation To Effect the Share Exchange. The respective obligations of each Party to effect the Share Exchange shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
          (a) No stop order suspending the issuance of Pinecrest Shares pursuant to this Agreement shall be in effect and no proceeding for such purpose shall be pending before or threatened by the Commission.
          (b) Any required blue sky filings, shall have been filed with the appropriate state offices and no stop order suspending the issuance of Pinecrest Shares pursuant to this Agreement shall be in effect and no proceeding for such purpose shall be pending before or threatened by any state.
          (c) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the minimum number of shareholder’s votes that will be necessary to authorize the transaction for Pinecrest and New Era, in each case in accordance with Applicable Law.

          (d) No preliminary or permanent injunction or other order by any federal or state court in the United States which prohibits the consummation of the Share Exchange shall have been issued and remain in effect.
          (e) Each of Pinecrest and New Era shall have obtained such consents from third parties and Governmental Authorities as shall be required and which are material to Pinecrest and New Era and to consummation of the transactions contemplated hereby.
     Section 8.2 Conditions to Obligation of New Era to Effect the Share Exchange. The obligation of New Era to effect the Share Exchange shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:
          (a) Pinecrest shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Pinecrest contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date, and New Era shall have received a certificate of April L. Marino, President of Pinecrest, as to the satisfaction of this condition.
          (b) Pinecrest, and the shareholders of Pinecrest, shall have authorized and approved of, and effected through the filing of a certificate of amendment, and any other necessary documents or certificates, with the Secretary of State of the State of Nevada, an amendment to the Articles of Incorporation of Pinecrest to increase the authorized shares of Pinecrest from 20,000,000 to 100,000,000.
          (c) New Era shall have received an opinion from Daniel W. Jackson, Esq., counsel to Pinecrest, dated the Effective Time, to the effect that:
     (i) Pinecrest is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own and operate its properties, to lease the properties it operates under lease and to conduct its business as currently conducted.
     (ii) Pinecrest has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Pinecrest have been duly authorized by Pinecrest.
     (iii) This Agreement constitutes a valid and binding obligation of Pinecrest, enforceable against Pinecrest in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity.

     (iv) Neither the execution and delivery of this Agreement by Pinecrest, nor the consummation by Pinecrest of the transactions contemplated hereby, violate the Articles of Incorporation or the Bylaws of Pinecrest or, to such counsel’s knowledge, constitute a violation of or a default under (except for any such violation or default as to which requisite waivers or consents either have been obtained by Pinecrest prior to the Effective Time or have been waived by New Era in writing) any material contract, agreement or instrument to which Pinecrest is subject and which has been specifically identified to such counsel by Pinecrest in connection with rendering such opinion.
     (v) Except (i) for the filing of the Articles of Exchange with the Office of the Secretary of State of the State of Nevada and (ii) as may have been required by applicable state securities or blue sky laws, no governmental approvals are required to be obtained, and no reports or notices or filings with any Governmental Authority are required to be made, by Pinecrest for the execution, delivery or performance by Pinecrest of this Agreement, the enforcement against Pinecrest of its respective obligations hereunder or the effectuation of the Share Exchange and the other transactions contemplated hereby.
     (vi) Such counsel knows of no pending or threatened litigation that (i) questions the validity of this Agreement or any action taken or to be taken by Pinecrest in connection with this Agreement, at law or in equity, before or by any Governmental Authority or before any arbitrator or (ii) would, if adversely determined, have a material adverse effect on the ability of Pinecrest to perform its obligations under this Agreement.
     (vii) The issuance of shares of Pinecrest Common Stock to the New Era Stockholders as consideration for the Share Exchange pursuant to the terms of this Agreement has been duly authorized by all necessary corporate action on the part of Pinecrest, and those shares, when issued in accordance with the terms of this Agreement on receipt of the stated consideration therefor, will be validly issued, fully paid and nonassessable.
     (viii) The issuance of the shares of Pinecrest Common Stock to the New Era Stockholders as consideration for the Share Exchange is exempt from the registration requirements of the Securities Act.
     As to any matter in such opinion which involves matters of fact or matters relating to laws other than the laws of the United States or the laws of the States of Nevada, such counsel may rely upon the certificates of officers and Directors of Pinecrest and of public officials and opinions of local counsel, reasonably acceptable to New Era.
          (d) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of Pinecrest that would have or would be reasonably likely to have a material adverse effect on Pinecrest.

     Section 8.3 Conditions to Obligations of Pinecrest to Effect the Share Exchange. The obligations of Pinecrest to effect the Share Exchange shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:
          (a) New Era shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of New Era contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date, and Pinecrest shall have received a certificate of James R. Simpson, Chief Executive Officer of New Era, as to the satisfaction of this condition.
          (b) Pinecrest shall have received an opinion from Stites & Harbison, PLLC, counsel to New Era, dated the Effective Time, to the effect that:
     (i) New Era is a corporation validly existing and in good standing under the laws of the State of Nevada.
     (ii) New Era has the corporate power to enter into this Agreement and to consummate the transactions contemplated hereby; and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by requisite corporate action taken on the part of New Era.
     (iii) This Agreement has been executed and delivered by New Era and is a valid and binding obligation of New Era, enforceable against New Era in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity.
     (iv) Neither the execution and delivery of this Agreement by New Era, nor the consummation by New Era of the transactions contemplated hereby, will violate the Articles of Incorporation or Bylaws of New Era or, to the best knowledge of such counsel, will constitute a violation of or a default under (except for any such violation or default as to which requisite waivers or consents either shall have been obtained by New Era prior to the Effective Time or shall have been waived by Pinecrest in writing) any material contract, agreement or instrument to which Pinecrest is subject and which has been specifically identified to such counsel by New Era in connection with rendering such opinion.
     As to any matter in such opinion which involves matters of fact or matters relating to laws other than the laws of the United States or the laws of the State of Nevada, such counsel may rely upon the certificates of officers and Directors of New Era and of public officials and opinions of local counsel, reasonably acceptable to Pinecrest.

          (c) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of New Era that would have or would be reasonably likely to have a material adverse effect on New Era.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
     Section 9.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of the Parties.
     Section 9.2 Termination by either Pinecrest or New Era. This Agreement may be terminated and the Share Exchange may be abandoned by action of the Board of Directors of Pinecrest or New Era if:
          (a) The Share Exchange is not consummated on or before June 30, 2006 (or such later date as shall have been approved by Pinecrest or New Era) (the “Termination Date”), provided, however, that the right to terminate this Agreement under this Section 9.2(a) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date, and provided, further, that if on the Termination Date the conditions to the Closing set forth in Section 8.1(d) shall not have been fulfilled, but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Termination Date shall automatically be extended to July 31, 2006; and provided, further that if on the Termination Date the condition to the Closing set forth in Section 8.1(a) shall not have been fulfilled, but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, the Termination Date shall automatically be extended to July 31, 2006; or
          (b) A court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable.
     Section 9.3 Termination by Pinecrest. This Agreement may be terminated and the Share Exchange may be abandoned by action of the Board of Directors of Pinecrest if:
          (a) There shall have been any material adverse change in the business, financial condition, results of operations, properties, assets or liabilities of New Era since the date hereof which is not cured within thirty (30) days after notice thereof to New Era, or if New Era shall have breached Section 7.2 or 7.3 and, in the case of Section 7.3, such breach has not been cured within thirty (30) days’ notice thereof to New Era;
          (b) This Agreement and the Share Exchange shall not have been approved and adopted by the requisite vote of the stockholders of New Era;
          (c) The Board of Directors of Pinecrest shall have exercised any of its rights set forth in Section 7.2(b); or

          (d) The Board of Directors of New Era shall have (i) withdrawn or modified in a manner adverse to Pinecrest its recommendation of this Agreement and the Share Exchange; (ii) approved or recommended an Acquisition Proposal; or (iii) caused New Era to enter into an agreement with respect to an Acquisition Proposal.
     Section 9.4 Termination by New Era. This Agreement may be terminated and the Share Exchange may be abandoned by action of the Board of Directors of New Era if:
          (a) There shall have been any material adverse change in the business, financial condition, results of operations, properties, assets or liabilities of Pinecrest taken as a whole since the date hereof which is not cured within thirty (30) days after notice thereof to Pinecrest, or if Pinecrest shall have breached Section 7.2 or 7.3 and, in the case of Section 7.3, such breach has not been cured within thirty (30) days notice thereof to Pinecrest;
          (b) This Agreement and the Share Exchange shall not have been approved and adopted by the requisite vote of the stockholders of Pinecrest;
          (c) The Board of Directors of New Era shall have exercised any of its rights set forth in Section 7.2(b); or
          (d) The Board of Directors of Pinecrest shall have (i) withdrawn or modified in a manner adverse to New Era its recommendation of this Agreement and the Share Exchange; (ii) approved or recommended an Acquisition Proposal; or (iii) caused Pinecrest to enter into an agreement with respect to an Acquisition Proposal.
     Section 9.5 Effect of Termination and Abandonment. In the event of the termination and abandonment of this Agreement under this Article IX, this Agreement shall become void and have no effect, without any liability on the part of any Party or its Directors, officers or stockholders, except (i) as provided in Sections 7.1 and 7.2 and (ii) to the extent that such termination results from the willful breach by any Party hereto of any material representation, warranty or covenant hereunder.
     Section 9.6 Amendment. This Agreement may be amended by the Parties pursuant to a writing adopted by action taken by the Parties at any time before the Effective Time, provided, however, that after approval by the stockholders of Pinecrest or New Era, whichever shall occur first, no amendment may be made which would (a) alter or change the amount or kinds of consideration to be received by the holders of New Era Shares upon consummation of the Share Exchange, (b) alter or change any term of the Articles of Incorporation of each of Pinecrest or New Era, or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of securities of Pinecrest or New Era. This Agreement may not be amended except by an instrument in writing signed by the Parties.
     Section 9.7 Waiver. At any time before the Effective Time, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension of waiver shall be valid only as against such Party and only if set forth in an instrument in writing signed by such Party.
ARTICLE X
GENERAL PROVISIONS
     Section 10.1 Survival of Representations, Warranties and Agreements. No representations, warranties or agreements contained herein shall survive beyond the Effective Time, except that the representations, warranties or agreements contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.7, 7.1, 7.6, 7.8, 7.9 and 7.10 and this Article X shall survive beyond the Effective Time.
     Section 10.2 Notices. All notices and other communications required or permitted by this Agreement shall be made in writing and any such notice or communication shall be deemed delivered when delivered in person, transmitted by telex or telecopier, or seven (7) days after it has been sent by air mail, as follows:

New Era:	New Era Studios, Inc.
11919 Burke Street
Santa Fe Springs, CA 90024
Attention: James R. Simpson
Tel: (562) 693-3737
Fax: (562) 696-0090

With a copy to:	Stites & Harbison, PLLC
400 West Market Street, Suite 1800
Louisville, Kentucky 40202
Attention: Alex P. Herrington, Jr. (Mike)
Tel: (502) 587-3400
Fax: (502) 587-6391

Pinecrest:	Pinecrest Services, Inc.
#584, 3353 South Main Street
Salt Lake City, Utah 84115
Attention: April L. Marino
Tel: (801) 323-2395
Fax: (801) 364-5645

With a copy to:	Daniel W. Jackson, Esq.
2157 Lincoln Street
Salt Lake City, Utah 84106
Tel: (801) 596-8338
Fax: (801) 364-5645

The Parties shall promptly notify each other in the manner provided in this Section 10.2 of any change in its address. A notice of change of address shall not be deemed to have been given until received by the addressee. Communications by telex or telecopier shall also be sent concurrently by mail, but shall in any event be effective as stated above.
     Section 10.3 Assignment. No Party shall assign this Agreement or any rights, interests or obligations hereunder, or delegate performance of any of its obligations hereunder, without the prior written consent of the other Party.
     Section 10.4 Entire Agreement. This Agreement and the Exhibits and Schedules hereto embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter, including but not limited to the letter intent, dated April 28, 2006, between the Parties and Silvergraph LGT, LLC..
     Section 10.5 Waiver, Amendment, etc. This Agreement may not be amended or supplemented, and no waivers of or consents to departures from the provisions hereof shall be effective, unless set forth in a writing signed by, and delivered to, both Parties. No failure to delay of a Party in exercising any power or right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the existence of any other right or power.
     Section 10.6 Binding Agreement; No Third Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Nothing expressed or implied herein is intended or will be construed to confer upon or to give any third Party any rights or remedies by virtue hereof.
     Section 10.7 Governing Law; Dispute Resolution; Equitable Relief.
          (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW).
          (b) EACH PARTY IRREVOCABLY CONSENTS AND AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING AGAINST IT WITH RESPECT TO ITS OBLIGATIONS OR LIABILITIES UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT ONLY IN THE UNITED STATES DISTRICT COURT FOR THE STATE OF NEVADA AND EACH PARTY HEREBY IRREVOCABLY ACCEPTS AND SUBMITS TO THE JURISDICTION OF EACH OF THE AFORESAID COURTS IN PERSONAM, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING (INCLUDING CLAIMS FOR INTERIM RELIEF, COUNTERCLAIMS, ACTIONS WITH MULTIPLE DEFENDANTS AND ACTIONS IN WHICH SUCH PARTY IS IMPLED). EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A JURY TRIAL IN ANY LEGAL ACTION, SUIT OR

PROCEEDING WITH RESPECT TO, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.
          (c) EACH PARTY IRREVOCABLY DESIGNATES BUDGET CORPORATION (IN SUCH CAPACITY, THE “PROCESS AGENT”), AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF, SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT, PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO THE OTHER PARTY IN THE MANNER PROVIDED IN SECTION 10.2. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN THE STATE OF NEVADA. IN THE EVENT OF THE TRANSFER OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS AND BUSINESS OF THE PROCESS AGENT TO ANY OTHER CORPORATION BY CONSOLIDATION, SHARE EXCHANGE, SALE OF ASSETS OR OTHERWISE, SUCH OTHER CORPORATION SHALL BE SUBSTITUTED HEREUNDER FOR THE PROCESS AGENT WITH THE SAME EFFECT AS IF NAMED HEREIN IN PLACE OF CT CORPORATION SYSTEM. EACH PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION, SUIT OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED AIR MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH IN THIS AGREEMENT, SUCH SERVICE OF PROCESS TO BE EFFECTIVE UPON ACKNOWLEDGMENT OF RECEIPT OF SUCH REGISTERED MAIL. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF NEVADA AND OF THE UNITED STATES OF AMERICA.
          (d) EACH PARTY AGREES THAT MONEY DAMAGES WOULD NOT BE A SUFFICIENT REMEDY FOR THE OTHER PARTY FOR ANY BREACH OF THIS AGREEMENT BY IT, AND THAT IN ADDITION TO ALL OTHER REMEDIES THE OTHER PARTY MAY HAVE, SUCH OTHER PARTY SHALL BE ENTITLED TO SPECIFIC PERFORMANCE AND TO INJUNCTIVE OR OTHER EQUITABLE RELIEF AS A REMEDY FOR ANY SUCH BREACH. EACH PARTY AGREES NOT TO OPPOSE THE GRANTING OF SUCH RELIEF IN THE EVENT A COURT DETERMINES THAT A BREACH HAS OCCURRED, AND AGREES TO WAIVE ANY REQUIREMENT FOR THE SECURING OR POSTING OF ANY BOND IN CONNECTION WITH SUCH REMEDY.
     Section 10.8 Severability. The invalidity or unenforceability of any provision hereof in any jurisdiction will not affect the validity or enforceability of the remainder hereof in that jurisdiction or the validity or enforceability of this Agreement, including that provision in any other jurisdiction. To the extent permitted by Applicable Law, each Party waives any provision of Applicable Law that renders any provision hereof prohibited or unenforceable in any respect. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than avoided, if possible, in order to achieve the intent of the Parties to the extent possible.
     Section 10.9 Counterparts. This Agreement may be executed in one or more counterparts each of which when so executed and delivered will be deemed an original but all of which will constitute one and the same Agreement.
     Section 10.10 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.
     Section 10.11 Incorporation of Exhibits and Schedules. The exhibits and schedules attached hereto or referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

PINECREST SERVICES, INC.

By:	/s/ April Marino
Name:	April Marino
Title:	President

NEW ERA STUDIOS, INC.

By: Name:	/s/ James R. Simpson James R. Simpson
Title:	CEO

EXHIBIT A
ARTICLES OF EXCHANGE
See the attached.

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Articles of Exchange (PURSUANT TO NRS 92A.200) Page 1
ABOVE SPACE IS FOR OFFICE USE ONLY
(PURSUANT TO NEVADA REVISED STATUTES CHAPTER 92A)
(EXCLUDING 92A.200(4B))

1.	Name and jurisdiction of organization of each constituent entity (NRS 92A.200). If there are more than two constituent entities, check box ☐ and attach an 8 1/2”x 11” blank sheet listing the entities continued from article one.

New Era Studios, Inc.

Name of acquired entity

	Nevada	Corporation

	Jurisdiction	Entity type*

and,

Pinecrest Services, Inc.

Name of acquiring entity

	Nevada	Corporation

	Jurisdiction	Entity type*

2.	The undersigned declares that a plan of exchange has been adopted by each constituent entity (NRS 92A.200).

/s/ April Marino

*	Corporation, non-profit corporation, limited partnership, limited-liability limited partnership, limited-liability company or business trust,
Filing Fee: $350.00

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Articles of Exchange (PURSUANT TO NRS 92A.200) Page 2
ABOVE SPACE IS FOR OFFICE USE ONLY
3.	Owner’s approval (NRS 92A.200)(options a b,or c must be used for each entity) (if there are more than two constituent entities, check box ☐ and attach an 8 1/2” x 11” blank sheet listing the entities continued from article three):
(a)	Owner’s approval was not required from

Name of acquired entity, if applicable

and, or;

Name of acquiring entity, if applicable

(b)	The plan was approved by the required consent of the owners of * -

New Era Studios, Inc.

Name of acquired entity, if applicable

and, or;

Pinecrest Services, Inc.

Name of acquiring entity, if applicable

*	Unless otherwise provided in the certificate of trust or governing instrument of a business trust, an exchange must be approved by all the trustees and beneficial owners of each business trust that is a constituent entity in the exchange.

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Articles of Exchange (PURSUANT TO NRS 92A.200) Page 3
ABOVE SPACE IS FOR OFFICE USE ONLY
(c)	Approval of plan of exchange for Nevada non-profit corporation (NRS 92A.160):

The plan of exchange has been approved by the directors of the corporation and by each public officer or other person whose approval of the plan of exchange is required by the articles of incorporation of the domestic corporation.

Name of acquired entity, if applicable

and, or;

Name of acquiring entity, if applicable
4.	Location of Plan of Exchange (check a or b);:

☐	(a)	The entire plan of exchange is attached:

or,

☑	(b)	The entire plan of exchange is on file at the registered office of the acquiring corporation, limited-liability company or business trust, or at the records office address if a limited partnership. or other place of business of the acquiring entity (NRS 92A.200).

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Articles of Exchange (PURSUANT TO NRS 92A.200) Page 4
ABOVE SPACE IS FOR OFFICE USE ONLY
5.	Effective data (optional)*:
6.	Signatures — Must be signed by: An officer of each Nevada corporation; All general partners of each Nevada limited partnership; All general partners of each Nevada limited partnership; A manager of each Nevada limited-liability company with managers or all the members if there are no managers; A trustee of each Nevada business trust (NRS 92A.230)** (if there are more than two constituent entities, check box ☐ and attach an 8 1/2” x 11” blank sheet listing the entitles continued from article eight);

New Era Studios, Inc.

Name of acquired entity

/s/ James R. Simpson	CEO	6/23/06

Signature	Title	Date

and,

Pinecrest Services, Inc.

Name of acquiring entity

/s/ April Marino	President	6/23/06

Signature	Title	Date

*	An exchange takes effect upon filing the articles of exchange or upon a later date as specified in the articles, which must not be more than 90 days after the articles are filed (NRS 92A.240),
**	The articles of exchange must be signed by each foreign constituent entity in the manner provided by the law governing it (NRS 92A.230). Additional signature blocks may be added to this page or as an attachment, as needed.
IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

EXHIBIT B
INVESTMENT LETTER
     In connection with the Agreement and Plan of Share Exchange, dated as of June 23, 2006, by and between PINECREST SERVICES, INC., a Nevada corporation (hereinafter referred to as the “Corporation”) and NEW ERA STUDIOS, INC., a Nevada corporation (hereinafter referred to as “New Era”) in which shareholders of New Era will exchange their share(s) for share(s) in Corporation, [NAME OF SHAREHOLDER] (“Shareholder”), a shareholder of New Era Studios, Inc., certifies that each of the following is true and correct:
          (a) Shareholder is aware of the various risks of an investment in such a corporation, like the Corporation and can afford to bear the risks of such an investment, including the risk of losing Shareholder’s entire investment, and holding the shares for a substantial period of time.
          (b) Shareholder has such knowledge and experience in financial affairs that Shareholder is capable of evaluating the merits of exchanging shares in New Era for shares in Corporation and thus the capacity to protect Shareholder’s interest and has not relied in connection with this investment upon any representations, warranties or agreements other than those set forth in this Investment Letter and other corporation documentation. With respect to ERISA, tax and other economic considerations related to this investment, Shareholder has relied solely and unequivocally on the advice of Shareholder’s own personal advisors.
          (c) Shareholder is aware that the investment involves significant economic risks which Shareholder must bear for an indefinite period of time because, among other reasons, (i) there is not currently nor will there be in the future an established or public market for the shares; (ii) the shares have not been registered under the Securities Act of 1933, as amended (“1933 Act”) and applicable state securities laws or an exemption from such registrations is available; and (iii) the Corporation does not contemplate and is not under any obligation to register the shares for resale under the 1933 Act, or under any applicable state securities laws, nor is it obligated to make public any information necessary to permit resale of the shares pursuant to Rule 144 of the 1933 Act or otherwise under the 1933 Act. Shareholder is acquiring the shares for Shareholder’s own personal account as principal (or as a trust account if Shareholder is a trustee) for investment and not with a view to resale or dividing Shareholder’s interest therein with others or for sale in connection with any distribution of the shares.
          (d) Shareholder acknowledges as well as understands that the shares are subject to certain significant restrictions on their transferability or disposition as set forth in applicable state securities laws. Furthermore, Shareholder has no need for the liquidity of Shareholder’s investment in the Corporation. Shareholder also understands that the Corporation may refuse to permit certain transfers and will refuse to permit any attempted transfer that, in its opinion, would be inconsistent with Shareholder’s intent to acquire the shares for investment, that might violate the 1933 Act or other securities law of the United States.

          (e) Shareholder is an “Accredited Investor” within the definition of Regulation D.
          (f) Shareholder is acquiring the shares for his own account, for investment purposes only and not with a view to resale or distribution, in whole or in part.
     The undersigned has executed and delivered this Investment Letter as of the date first written above.
[NAME OF SHAREHOLDER]

Schedule 4.2
(New Era Capitalization)
Warrant granted to Gary Freeman on June 12, 2006 and expiring on January 26, 2011, pursuant to which he may acquire 3.375 shares of New Era Common Stock at an exercise price of $20,080.32 per share.

Schedule 4.3
(New Era Subsidiaries)
None.

Schedule 4.8
(New Era Litigation)
None.

Schedule 4.9
(New Era Material Contracts)
None.

Schedule 4.13
(New Era Tax Liabilities and Claims)
None.

Schedule 5.12
(Pinecrest Tax Extensions, Liabilities and Claims)
None.